[LETTERHEAD OF WINTHROP REALTY TRUST]

Dear Fellow Shareholders:	April 2010

We seem to have a tale of two markets.  On the one hand, Moody’s recently reported its Commercial Property Price Index has risen for the third straight month.  A PriceWaterhouse Coopers survey of institutional investors which gauged investor sentiment indicated an expectation of improved sales volume, improved sales prices and declining capitalization rates.  Anecdotally, most major market real estate brokers and investment bankers will confirm witnessing heated auctions for better performing assets that are not dissimilar to those experienced in 2006.   Further supporting this trend is the enormous spread tightening for most senior level commercial mortgage backed securities (CMBS) and performing junior debt.  The prices on REIT equity securities as reported by the RMZ Index have risen by 105% since the March 2009 low. All of the foregoing would lead one to conclude that the real estate market has troughed and recovery is imminent, if not already occurring.

On the other hand, REIT earnings, inarguably a relevant measure of ascertaining real estate operating performance, declined during 2009 and are expected to continue to decline in 2010.  According to the National Association of Realtors, this deterioration is projected to continue until at least 2011.  Moreover, the executive summary of the February 10, 2010, Congressional Oversight’s Panel Special Report entitled, “Commercial Real Estate Losses and the Risk to Financial Stability” troublingly states:

“Between 2010 and 2014 about $1.4 trillion in commercial real estate loans will reach the end of their terms.  Nearly half are at present “under water”- that is the borrower owes more than the underlying property is currently worth.  Commercial property values have fallen more than 40 percent since the beginning of 2007.  Increased vacancy rates which now range from 8 percent for multifamily housing to 18 percent for office buildings, and falling rents, which have declined by 40 percent for office space and 33 percent for retail space, have exerted a powerful downward pressure on the value of commercial properties.”

Notwithstanding the price tightening of CMBS securities, by February 2010, loans in special servicing increased to $75 billion or 10.7% of the entire CMBS universe with a current loss severity exceeding 44% on defaulted fixed-rate loans.  Fitch Ratings now predicts that 20% of all CMBS loans will be in special servicing by 2012.  Job growth, the single greatest driver of occupancy rates, continues to remain elusive.   These statistics belie any theory that the real estate markets are improving.

Where sentiment/momentum clashes with real time economic data, how should we invest our Company’s capital in 2010?  While we acknowledge we may miss some of the momentum related opportunity, we believe that capitalization rates will ultimately revert back to historic levels and real estate pricing will trend downward more accurately reflecting its current and near term operating fundamentals.  We expect that excessive leverage, reduced liquidity and a reappraisal of value by institutional lenders will create ongoing investment opportunity not presented by the current “pretend and extend” lender policies.  Consequently, we intend to continue to invest patiently, with deliberation and dispassionately avoiding market mania.

During 2009 we identified and capitalized on investment opportunities in real estate debt and equity securities as well as secured real estate debt, investing in excess of $90 million in these assets.  While we do not presently see equivalent opportunities in REIT debt and equity securities, we maintain an interest in secured real estate debt as well as new investment opportunities in preferred equity and distressed debt.  These latter opportunities have only begun to emerge in the last quarter of 2009 but we expect an increase in their volume through 2010.

With respect to our existing portfolio of assets, we were not immune to the deteriorating market conditions of 2009.  We, like all companies, have had to face significant challenges. Some of these were deeply disappointing, primarily Concord, which resulted in a significant loss to our shareholders, and the impairments taken on some of our joint venture property investments in suburban Chicago.   On the other hand, there have been a number of challenges that we have addressed successfully, and while not immediately recognized in our financial statements, have created substantial future value for the company.  With respect to leasing, our asset management team has performed very well, leaving no stone unturned. Our 554,000 square foot Jacksonville, Florida property, which was vacant much of the year, has been leased up under a long-term lease to a creditworthy tenant. Likewise, asset management retenanted our properties in Andover, Massachusetts and Burlington, Vermont, bringing our consolidated assets up to 96.6% leased.   In addition, we continue to financially manage our portfolio of operating properties, as we have historically, generally maintaining a match-funded approach to leverage so as to protect the equity in our investments.

Our balance sheet remains exceptionally strong.  This balance sheet, which has in excess of over $100 million in liquid assets, has us poised to take advantage of opportunities as we identify them.  Despite this liquidity, we will continue to be patient.  As we have said repeatedly, we are all well aware of the responsibility to protect our capital particularly in stressed market conditions such as these and intend to invest with great caution and deliberation.

As always, we like to acknowledge the dedication and efforts of our entire management team along with the contributions of the members of our Board of Trustees.  We hope to see you at our annual shareholders meeting on May 11th and, in the interim, we welcome you to contact either of us with any questions or comments.

Michael L. Ashner Chairman of the Board and Chief Executive Officer	Carolyn B. Tiffany President